EXHIBIT 99.1

Rowan Companies, Inc.
News Release                         2800 Post Oak Boulevard, Suite 5450
                                           Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                                  October 19, 2005

ROWAN ANNOUNCES SALE OF
SECOND GENERATION SEMI-SUBMERSIBLE RIG

HOUSTON, TEXAS - Rowan Companies, Inc. (NYSE: RDC) (“Rowan”) today announced an agreement to sell its only semi-submersible rig, the Rowan-Midland, to ATP Oil & Gas Corporation (“ATP”) for approximately $60 million in cash. Payment for the rig will be made over a 15- month period and title will transfer at the conclusion of the payment period. The Company expects to record a pre-tax gain on the transaction in the range of $45-50 million, which will be recognized over the payment period.

The Midland will be utilized by ATP as a floating production platform. Rowan will retain ownership of the drilling equipment on the rig. In addition, Rowan will continue to provide a number of operating personnel to ATP under a separate services agreement.

Danny McNease, Chairman and Chief Executive Officer, commented, “This transaction follows several others the Company has executed over the past year in order to focus on Rowan’s core business of furnishing premium jack-up drilling rigs.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining and timber industries, and a drilling products division that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all that are operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Exchange - Stock & Options. Common Stock trading symbol: RDC. For additional information, contact William C. Provine, Vice-President - Investor Relations, at 713-960-7575 or visit Rowan’s website at www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.